CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this S-1 filing of Sino Agro Food, Inc. filed on or about September 30, 2013, of our report dated April 14, 2013 and April 23, 2013, relating to the financial statements of Sino Agro Food, Inc. as of December 31, 2012, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the periods in the two years ended December 31, 2012, and to the reference of being experts in auditing and accounting.

s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

September 30, 2013